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                                   EXHIBIT A

   Cover Letter to the Notice of Offer to Purchase and Letter of Transmittal

                     BNY/IVY MULTI-STRATEGY HEDGE FUND LLC

      IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS
                  AT THIS TIME, PLEASE DISREGARD THIS NOTICE.

         THIS IS SOLELY A NOTIFICATION OF THE COMPANY'S TENDER OFFER.

October 24, 2007

Dear BNY/Ivy Multi-Strategy Hedge Fund LLC Member:

   We are writing to inform you of important dates relating to a tender offer by BNY/Ivy Multi-Strategy Hedge Fund LLC (the "Company"). If you are not interested in tendering your limited liability company interests in the Company ("Interest" or "Interests," as the context requires) at this time, please disregard this notice and take no action.

   The tender offer period will begin on October 24, 2007 and will end at 12:00 midnight, eastern time, on November 21, 2007. The purpose of the tender offer is to provide liquidity to members that hold Interests. Interests may be presented to the Company for purchase only by tendering them during one of the Company's announced tender offers.

   Should you wish to tender your Interest or a portion of your Interest for purchase by the Company during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than November 21, 2007. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO TENDER ANY PORTION OF YOUR INTEREST AT THIS TIME.

   All tenders of Interests must be received by the Company's Transfer Agent, The Bank of New York, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by November 21, 2007.

   If you have any questions, please refer to the attached Notice of Offer to Purchase document, which contains additional important information about the tender offer, or call your Account Executive or Global Fund Services at our Transfer Agent at (877) 470-9122.

Sincerely,

BNY/Ivy Multi-Strategy Hedge Fund LLC


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